AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON MAY 14, 2021

REGISTRATION No. 333–

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TELUS CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada (Province or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No., if applicable)

23rd Floor, 510 West Georgia Street

Vancouver, British Columbia V6B 0M3
Canada
(604) 697-8044
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
28 Liberty St.
New York, New York 10005
(212) 590-9200
(Name, address (including zip code) and telephone number
(including area code) of agent for service in the United States)

Copies to:

Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Stephen Lewis TELUS Corporation 510 W. Georgia St., 23rd Floor Vancouver, British Columbia V6B 0M3 Canada (604) 697-8044	Pierre Dagenais Norton Rose Fulbright Canada LLP Bureau 2500, 1 Place Ville Marie Montreal, Quebec, H3B 1R1 Canada (514) 847-4747

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Debt Securities (4)
Preferred Shares (5)
Common Shares (including the associated rights) (6)
Warrants to Purchase Preferred Shares or Common Shares (7)
Warrants to Purchase Debt Securities (8)
Share Purchase Contracts (9)
Share Purchase or Equity Units (9)
Subscription Receipts (10)
Total	US$1,075,216,194(11)	100%	US$1,075,216,194	US$117,307
(1)	The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The prospectus contained herein relates to an aggregate of US$2,893,800,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$1,818,583,806 of unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-10 (File No. 333-238061), initially filed on May 7, 2020. Any previously registered securities and any securities registered under this Registration Statement may be sold separately or as units with other previously registered securities or other securities registered under this Registration Statement.
(4)	There is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time. An indeterminate number of Debt Securities may also be issued upon exercise of Warrants. Includes Debt Securities which may be purchased by underwriters to cover over-allotments, if any.
(5)	There is being registered hereunder an indeterminate number of Preferred Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Preferred Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Preferred Shares which may be purchased by underwriters to cover over-allotments, if any.
(6)	There is being registered hereunder an indeterminate number of Common Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Common Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Common Shares which may be purchased by underwriters to cover over-allotments, if any. The rights are attached to, and trade with, the Common Shares. The value attributable to the rights, if any, is reflected in the market price of the Common Shares.
(7)	There is being registered hereunder an indeterminate number of Warrants to purchase Preferred Shares or Common Shares as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Preferred Shares or Common Shares which may be purchased by underwriters to cover over-allotments, if any.
(8)	There is being registered hereunder an indeterminate number of Warrants to purchase Debt Securities as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Debt Securities which may be purchased by underwriters to cover over-allotments, if any.
(9)	Each Share Purchase Unit consists of (i) a Share Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of Preferred Shares or Common Shares and (ii) a beneficial interest in either Debt Securities or debt obligations of third parties, including U.S. Treasury securities. Each beneficial interest may be pledged to secure the obligation of such holder to purchase such Preferred Shares or Common Shares. No separate consideration will be received for the Share Purchase Contracts or the related beneficial interests.

(10)	There is being registered an indeterminate number of Subscription Receipts as from time to time may be issued at indeterminate prices. Each Subscription Receipt will be issued under one or more subscription receipt agreements that the Registrant will enter into with one or more escrow agents. Each Subscription Receipt will entitle the holder thereof to receive upon satisfaction of certain release conditions, and for no additional consideration, Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units or any combination thereof.
(11)	Reflects the U.S. dollar equivalent of any such securities denominated in Canadian dollars based on the Bank of Canada daily exchange rate of Cdn$1.00 = US$ 0.8268 on May 10, 2021.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) of the Act, may determine.

Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement relates to Registration Statement 333-238061.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED MAY 14, 2021

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	May 14, 2021

TELUS Corporation

$3,500,000,000

Debt Securities
Preferred Shares
Common Shares
Warrants to Purchase Equity Securities
Warrants to Purchase Debt Securities
Share Purchase Contracts
Share Purchase or Equity Units
Subscription Receipts

TELUS Corporation (“TELUS” or the “Company”) may offer and issue from time to time any bonds, debentures, notes or other evidences of indebtedness of any kind, nature or description (collectively, “Debt Securities”), preferred shares or common shares (collectively, the “Equity Securities”), warrants to purchase Equity Securities and warrants to purchase Debt Securities (collectively, the “Warrants”), Share Purchase Contracts (as defined under “Description of Share Purchase Contracts and Share Purchase or Equity Units” herein), Share Purchase or Equity Units (as defined under “Description of Share Purchase Contracts and Share Purchase or Equity Units” herein), and subscription receipts that entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units (“Subscription Receipts”, and together with the Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units, the “Securities”) of up to $3,500,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars) during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of common shares of TELUS (“Common Shares”), the number of Common Shares offered and the offering price; (iii) in the case of Equity Securities other than Common Shares, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered; (iv) in the case of Warrants, the designation, number and terms of the Equity Securities or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (v) in the case of Share Purchase Contracts, the designation, number and terms of the Equity Securities to be purchased under the Share Purchase Contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Equity Securities, any requirements of the purchaser to secure its obligations under the Share Purchase Contract and any other specific terms; (vi) in the case of Share Purchase or Equity Units, the terms of the component Share Purchase Contract and Debt Securities or third party obligations, any requirements of the purchaser to secure its obligations under the Share Purchase Contract by the Debt Securities or third party obligations and any other specific terms; and (vii) in the case of Subscription Receipts, the offering price (or the manner of determination thereof if offered on a non-fixed price basis), the procedures for the exchange of Subscription Receipts for Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units, as the case may be, and any other specific terms thereof. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities. The sale of Common Shares may be effected from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), including sales made directly on the Toronto Stock Exchange (the “TSX”) or the New York Stock Exchange (the “NYSE”) or other existing trading markets for the Common Shares, and as set forth in a Prospectus Supplement for such purpose. See “Plan of Distribution”.

All information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements is available. Each Prospectus Supplement will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

TELUS has filed an undertaking with the British Columbia Securities Commission that it will not distribute Securities that, at the time of distribution, are novel specified derivatives or asset-backed securities without pre-clearing with the applicable regulator the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such Securities.

For the purpose of calculating the Canadian dollar equivalent of the aggregate principal amount of Securities issued under this Prospectus from time to time, Securities denominated in or issued in, as applicable, a currency (the “Securities Currency”) other than Canadian dollars will be translated into Canadian dollars using the Bank of Canada daily exchange rate of Canadian dollars with the Securities Currency in effect as of 4:30 p.m. (Toronto time) on the business day before the issue of such Securities.

TELUS maintains its registered office at 510 W. Georgia St., 7th Floor, Vancouver, British Columbia V6B 0M3 and its executive office at 510 W. Georgia St., 23rd Floor, Vancouver, British Columbia V6B 0M3.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein have been prepared using International Financial Reporting Standards as issued by the International Accounting Standards Board and they are subject to Canadian and United States auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

Prospective investors should be aware that acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that TELUS is incorporated or organized under the laws of the Province of British Columbia, that some or all of its officers and directors may be residents of Canada, that some or all of the underwriters or experts named in this Prospectus and/or in a Prospectus Supplement may be residents of Canada, and that all or a substantial portion of the assets of TELUS and said persons may be located outside the United States.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the sale of such Securities and the compensation of any such underwriters, dealers or agents. The Common Shares are listed on the TSX under the symbol “T” and the NYSE under the symbol “TU”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares will not be listed on any securities exchange.

The offering of Securities hereunder is subject to approval of certain legal matters on behalf of TELUS by Norton Rose Fulbright Canada LLP, of Toronto, Ontario and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, of New York, New York.

TABLE OF CONTENTS

DOCUMENTS INCORPORATED BY REFERENCE	1	DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE OR EQUITY UNITS	25
REFERENCE TO CURRENCY	2	DESCRIPTION OF SUBSCRIPTION RECEIPTS	25
FORWARD-LOOKING STATEMENTS	3	DENOMINATIONS, REGISTRATION AND TRANSFER	27
TELUS CORPORATION	7	RISK FACTORS	27
USE OF PROCEEDS	8	PLAN OF DISTRIBUTION	27
EARNINGS COVERAGE RATIOS	8	LEGAL MATTERS	28
PRIOR SALES	8	EXPERTS	28
MARKET PRICE AND TRADING VOLUME	8	DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	28
DESCRIPTION OF DEBT SECURITIES	9
DESCRIPTION OF SHARE CAPITAL	20
DESCRIPTION OF WARRANTS	23

Unless the context otherwise indicates, references in this Prospectus to “TELUS” or the “Company”
are references to TELUS Corporation, its consolidated subsidiaries and predecessor companies.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of the Company, each of which has been filed by the Company with the securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form of the Company dated February 11, 2021, for the year ended December 31, 2020;
(b)	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2020 and 2019, together with the report of the independent registered public accounting firm thereon and the notes thereto;
(c)	Management’s Discussion and Analysis of financial results for the year ended December 31, 2020;
(d)	the unaudited condensed interim consolidated financial statements of the Company as at and for the three-month period ended March 31, 2021 together with the notes thereto;
(e)	Management’s Discussion and Analysis of financial results for the three-month period ended March 31, 2021; and
(f)	the information circular dated March 10, 2021, prepared in connection with the Company’s annual general meeting held on May 7, 2021.

Any documents of a type described in Item 11.1 of Form 44-101F1 – Short Form Prospectus, including the types referred to above, any material change reports (excluding confidential reports), and business acquisition reports filed by the Company pursuant to the requirements of securities legislation of any province of Canada, and any other disclosure document which the Company has filed pursuant to an undertaking to a securities regulatory authority of any province of Canada, in each case, after the date of this Prospectus and prior to the date on which this Prospectus ceases to be effective, shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent indicated in any Report on Form 6-K filed with the SEC or in any Report on Form 40-F filed with the United States Securities and Exchange Commission (the “SEC”), any information included therein shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or

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superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

Except in cases where an exemption from such delivery requirements is available, a Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities, together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon the filing of a subsequent annual information form and the related annual financial statements by the Company with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements, and the accompanying Management’s Discussion and Analysis, and material change reports filed prior to the commencement of the Company’s financial year in which such subsequent annual information form is filed, and information circulars and business acquisition reports filed prior to the commencement of the Company’s financial year in respect of which such subsequent annual information form is filed, shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder. Upon interim financial statements and the accompanying Management’s Discussion and Analysis for subsequent interim periods being filed with the applicable securities regulatory authorities during the currency of this Prospectus, all interim financial statements and the accompanying Management’s Discussion and Analysis filed prior to such subsequent interim financial statements will be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder. Upon the Company filing an information circular in connection with an annual general meeting, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of the Securities hereunder.

In addition to its continuous disclosure obligations under the securities laws of the provinces of Canada, TELUS is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information, when filed by TELUS in accordance with such requirements, are available to the public on the SEC’s website at www.sec.gov. The Common Shares are listed on the NYSE.

Prospective investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. The Company has not authorized anyone to provide prospective investors with different or additional information. The Company is not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus or the applicable Prospectus Supplement.

Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements) filed after the date of a Prospectus Supplement and before the termination of the distribution of the Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) is deemed to be incorporated by reference in such Prospectus Supplement.

REFERENCE TO CURRENCY

Unless the context otherwise requires, all references herein to dollar amounts are references to Canadian dollars. For Securities issued in other than Canadian currency, potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential risk of currency fluctuations.

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FORWARD-LOOKING STATEMENTS

This Prospectus, together with the documents incorporated by reference herein and therein, contain forward-looking statements about expected events and the financial and operating performance of TELUS.

Forward-looking statements include any statements that do not refer to historical facts. They include, but are not limited to, statements relating to the Company’s objectives and its strategies to achieve those objectives, its targets, outlook, updates, its plans and expectations regarding the impact of the COVID-19 pandemic and responses to it, and its multi-year dividend growth program. Forward-looking statements are typically identified by the words “assumption”, “goal”, “guidance”, “objective”, “outlook”, “strategy”, “target” and other similar expressions, or future or conditional verbs such as “aim”, “anticipate”, “believe”, “could”, “expect”, “intend”, “may”, “plan”, “predict”, “seek”, “should”, “strive” and “will”. These statements are made pursuant to the “safe harbour” provisions of applicable securities laws in Canada and the United States Private Securities Litigation Reform Act of 1995.

By their nature, forward-looking statements are subject to inherent risks and uncertainties and are based on assumptions, including assumptions about future economic conditions and courses of action. These assumptions may ultimately prove to have been inaccurate and, as a result, the Company’s actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements. Updates to the assumptions on which our 2021 outlook is based are presented in Section 9 “Update to general trends, outlook and assumptions, and regulatory developments and proceedings” in the Company’s Management’s Discussion and Analysis of financial results for the three-month period ended March 31, 2021.

Risks and uncertainties that could cause actual performance or events to differ materially from the forward-looking statements made herein and in other TELUS filings incorporated by reference herein include, but are not limited to, the following:

•	The COVID-19 pandemic including: its impacts on the Company’s customers, its suppliers and vendors, its team members and its communities, as well as changes resulting from the pandemic to the Company’s business and operations including to the demand for and supply of the products and services that the Company offers and the channels through which it offers them.
•	Regulatory decisions and developments including: changes to the Company’s regulatory regime (the timing of announcement or implementation of which are uncertain) or the outcomes of proceedings, cases or inquiries relating to its application, including but not limited to those set out in Section 9.1 “Communications industry regulatory developments and proceedings” in the Company’s Management’s Discussion and Analysis of financial results for the three-month period ended March 31, 2021, such as the potential for government to allow consolidation of competitors in the Company’s industry or conversely for government intervention to further increase competition, for example, through mandated wholesale access; the potential for additional government intervention on pricing, including the March 2020 announcement by the federal government (reiterated in June 2020) targeting a 25% price reduction over a two-year period by the national wireless carriers in postpaid mobile bring-your-own-device wireless plans using between two to six GB of data; federal and provincial consumer protection legislation and regulation including the introduction by the federal government of Bill C-11, the Digital Charter Implementation Act, 2020, which aims to give consumers new privacy rights and imposes new monetary penalties for non-compliance; amendments to existing federal legislation; potential threats to unitary federal regulatory authority over communications in Canada; potential threats to the Canadian Radio-television and Telecommunications Commission’s ability to enforce the Wholesale Code, which aims to ensure the fair treatment by vertically integrated firms of rival broadcasting distributors and programming services; regulatory action by the Competition Bureau or other regulatory agencies; spectrum and compliance with licences, including the Company’s compliance with licence conditions, changes to spectrum licence fees, spectrum policy determinations such as restrictions on the purchase, sale, subordination and transfer of spectrum licences, the cost, availability and timing of spectrum, and ongoing and future consultations and decisions on spectrum licensing and policy frameworks, auctions and allocation; the impact on the Company and other Canadian telecommunications carriers of government or regulatory actions with respect to certain countries or suppliers, including U.S. federal regulations pertaining to certain technology transactions deemed to constitute national security risks and the imposition of additional licence requirements on the export, re-export and transfer of goods, services and technology to Huawei Technologies Co. Ltd. and its non-U.S. affiliates, and decisions of other foreign governments, which could result in a general shortage of chip sets and other equipment; restrictions on non-Canadian ownership and control of the Common Shares and the ongoing monitoring of and compliance with such restrictions; unanticipated changes to the current copyright regime; and the Company’s ability to comply with complex and changing regulation of the healthcare and medical devices industry in the jurisdictions in which the Company operates, including as an operator of health clinics. The jurisdictions in which the Company operates, as well as the contracts that the Company

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enters into (particularly those of TELUS International (Cda) Inc.’s (“TELUS International” or “TI”) business), require the Company to comply with or facilitate its clients’ compliance with numerous, complex and sometimes conflicting legal regimes, both domestically and internationally. See “TELUS International’s financial performance which impacts the Company’s financial performance” below.
•	Competitive environment including: the Company’s ability to continue to retain customers through an enhanced customer service experience that is differentiated from its competitors, including through the deployment and operation of evolving network infrastructure; intense competition, including the ability of industry competitors to successfully combine a mix of new service offerings and, in some cases, under one bundled and/or discounted monthly rate, along with their existing services; the success of new products, services and supporting systems, such as home automation security and Internet of Things (“IoT”) services for internet-connected devices; continued intense competition across all services among telecommunications companies, cable companies, other communications companies and over-the-top (“OTT”) services, which, among other things, places pressures on current and future average billing per subscriber per month (“ABPU”), average revenue per subscriber per month (“ARPU”), cost of acquisition, cost of retention and churn rate for all services, as do market conditions, government actions, customer usage patterns, increased data bucket sizes or flat-rate pricing trends for voice and data, inclusive rate plans for voice and data and availability of Wi-Fi networks for data; consolidation, mergers and acquisitions of industry competitors; subscriber additions, losses and retention volumes; the Company’s ability to obtain and offer content on a timely basis across multiple devices on mobile and TV platforms at a reasonable cost as content costs per unit continue to grow; vertical integration in the broadcasting industry resulting in competitors owning broadcast content services, and timely and effective enforcement of related regulatory safeguards; TI’s ability to compete with professional services companies that offer consulting services, information technology companies with digital capabilities, and traditional contact center and business process outsourcing companies that are expanding their capabilities to offer higher-margin and higher-growth digital services; in the Company’s TELUS Health business, the Company’s ability to compete with other providers of electronic medical records and pharmacy management products, claims adjudicators, systems integrators and health service providers including those that own a vertically integrated mix of health services delivery, IT solutions and related services, global providers that could achieve expanded Canadian footprints, and in the provision of virtual healthcare services, preventative health services and personal emergency response services; and in the Company’s TELUS Agriculture business, while the Company maintains a broad solution set as compared to other agriculture technology providers, the Company’s ability to compete with focused software and IoT competitors.
•	Technological substitution including: reduced utilization and increased commoditization of traditional fixed voice services (local and long distance) resulting from impacts of OTT applications and mobile substitution; a declining overall market for TV services, including as a result of content piracy and signal theft, a rise in OTT direct-to-consumer video offerings and virtual multichannel video programming distribution platforms; the increasing number of households that have only mobile and/or internet-based telephone services; potential declines in ABPU and ARPU as a result of, among other factors, substitution by messaging and OTT applications; substitution by increasingly available Wi-Fi services; and disruptive technologies, such as OTT IP services, including software-defined networks in the business market, that may displace or cause the Company to reprice its existing data services, and self-installed technology solutions.
•	Challenges to the Company’s ability to deploy technology including: high subscriber demand for data that challenges wireless networks and spectrum capacity levels and may be accompanied by increases in delivery cost; the Company’s reliance on information technology and its ability to streamline its legacy systems; the roll-out, anticipated benefits and efficiencies, and the evolution of wireless broadband technologies and systems, including video distribution platforms and telecommunications network technologies (broadband initiatives, such as fibre-to-the-premises (“FTTP”), wireless small-cell deployment, 5G wireless and availability of resources and the Company’s ability to build out adequate broadband capacity); the Company’s reliance on wireless network access agreements, which have facilitated the Company’s deployment of wireless technologies; the Company’s choice of suppliers and those suppliers’ ability to maintain and service their product lines, which could affect the success of upgrades to, and evolution of, technology that it offers; supplier limitations and concentration and market power for products such as network equipment, TELUS TV® and wireless handsets; the Company’s expected long-term need to acquire additional spectrum capacity through future spectrum auctions and from third parties to address increasing demand for data and its ability to utilize spectrum it acquires; deployment and operation of new wireline broadband network technologies at a reasonable cost and the availability and success of new products and services to be rolled out using such network technologies; network reliability and change management; and deployment of the Company’s self-learning tools and automation that may change the way the Company interacts with customers.

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•	Capital expenditure levels and potential outlays for spectrum licences in auctions or purchases from third parties, affect and are affected by: the Company’s broadband initiatives, including connecting more homes and businesses directly to fibre; the Company’s ongoing deployment of newer wireless technologies, including wireless small cells to improve coverage and capacity; investments in network resiliency and reliability, including to address changes in usage resulting from restrictions imposed in response to COVID-19; the allocation of resources to acquisitions and future wireless spectrum auctions held by Innovation, Science and Economic Development Canada, including the 3500 MHz spectrum auction scheduled to take place in June 2021 and the millimetre wave spectrum auction, which the Minister of Innovation, Science and Industry stated is expected to commence in 2021, but the Company believes may not take place until 2023 or later, and the announcement of a formal consultation on the auctioning of the 3800 MHz spectrum, expected to take place in 2023. The Company’s capital expenditure levels could be impacted if it does not achieve its targeted operational and financial results or by changes to the Company’s regulatory environment.
•	Operational performance and business combination risks including: the Company’s reliance on legacy systems and ability to implement and support new products and services and business operations in a timely manner; the Company’s ability to manage the requirements of large enterprise deals; its ability to implement effective change management for system replacements and upgrades, process redesigns and business integrations (such as the Company’s ability to successfully complete and integrate acquisitions into the Company’s operations and culture, complete divestitures or establish partnerships in a timely manner and realize expected strategic benefits, including those following compliance with any regulatory orders); the Company’s ability to identify and manage new risks inherent in new service offerings that the Company may provide, including as a result of acquisitions, which could result in damage to the Company’s brand, the Company’s business in the relevant area or as a whole, and additional exposure to litigation or regulatory proceedings; and the Company’s ability to effectively manage its infrastructure and team member expansion.
•	Data protection including: risks that malfunctions or unlawful acts could result in unauthorized access to, change, loss, or distribution of data, which may compromise the privacy of individuals and could result in financial loss and harm to the Company’s reputation and brand.
•	Security threats including: intentional damage or unauthorized access or attempted access to the Company’s physical assets or the Company’s IT systems and networks, which could prevent the Company from providing reliable service or result in unauthorized access to the Company’s information or that of the Company’s customers.
•	Ability to successfully implement cost reduction initiatives and realize planned savings, net of restructuring and other costs, without losing customer service focus or negatively affecting business operations. Examples of these initiatives are: the Company’s operating efficiency and effectiveness program to drive improvements in financial results; business integrations; business product simplification; business process automation and outsourcing; offshoring and reorganizations; procurement initiatives; and real estate rationalization.
•	Foreign operations and the Company’s ability to successfully manage operations in foreign jurisdictions, including managing risks such as currency fluctuations and exposure to various economic, international trade, political and other risks of doing business globally.
•	Business continuity events including: the Company’s ability to maintain customer service and operate its network in the event of human error or human-caused threats, such as cyberattacks and equipment failures that could cause various degrees of network outages; technical disruptions and infrastructure breakdowns; supply chain disruptions, delays and economics, including as a result of government restrictions or trade actions; natural disaster threats; extreme weather events; epidemics; pandemics (including the ongoing COVID-19 pandemic); political instability in certain international locations; information security and privacy breaches, including data loss or theft of data; and the completeness and effectiveness of business continuity and disaster recovery plans and responses.
•	TELUS International’s financial performance which impacts the Company’s financial performance. Factors that may affect TI’s financial performance are described in TI’s public filings available on SEDAR and EDGAR and may include: intense competition from companies offering similar services; TI’s ability to grow and maintain its profitability as changes in technology and client expectations outpace service offerings and internal tools and processes; TI maintaining its culture as it grows; effects of economic and geopolitical conditions on its clients’ businesses and demand for its services; a significant portion of TI’s revenue being dependent on a limited number of large clients; continued consolidation in many of the verticals in which TI offers services could result in the loss of a client; attracting and retaining qualified team members to support its operations; adverse impacts of COVID-19 on

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TI’s business and financial results; TI’s business being adversely affected if certain independent contractors were classified as employees, and the costs associated with defending, settling or resolving any future lawsuits (including demands for arbitration) relating to the independent contractor classification; TI’s ability to successfully identify, complete, integrate and realize the benefits of acquisitions and manage associated risks; cyberattacks or unauthorized disclosure resulting in access to sensitive or confidential information and data of its clients or their end customers could have a negative impact on its reputation and client confidence; business development not developing in ways it currently anticipates due to negative public reaction to offshore outsourcing, proposed legislation or otherwise; ability to meet client expectations regarding its content moderation services being adversely impacted due to factors beyond its control and its content moderation team members may suffer adverse emotional or cognitive effects in the course of performing their work; and TI’s lack of history operating as a separate, publicly traded company. The price of the subordinate voting shares of TI (“TI Subordinate Voting Shares”) may be volatile and is likely to fluctuate due to a number of factors beyond its control, including actual or anticipated changes in profitability; general economic, social or political developments; changes in industry conditions; changes in governance regulation; inflation; the general state of the securities markets; and other material events. TI may choose to publicize targets or provide other guidance regarding its business and it may not achieve such targets. Failure to do so could also result in a reduction in the trading price of the TI Subordinate Voting Shares. A reduction in the trading price of the TI Subordinate Voting Shares due to these or other factors could result in a reduction in the fair value of TI multiple voting shares held by TELUS.

•	Human resource matters including: recruitment, retention and appropriate training in a highly competitive industry (including retention of team members leading recent acquisitions in emerging areas of the Company’s business), the level of the Company’s employee engagement, its ability to maintain its unique culture as it grows, the risk that certain independent contractors of TI’s Lionbridge AI business could be classified as employees, and the health of its team.
•	Financing and debt requirements including: the Company’s ability to carry out financing activities, refinance its maturing debt, lower its net debt to EBITDA ratio to its objective range given the cash demands of spectrum auctions and/or maintain investment grade credit ratings in the range of BBB+ or the equivalent. The Company’s business plans and growth could be negatively affected if existing financing is not sufficient to cover the Company’s funding requirements.
•	Lower than planned free cash flow could constrain the Company’s ability to invest in operations, reduce leverage or return capital to shareholders, and could affect the Company’s ability to sustain its dividend growth program through 2022. This program may be affected by factors such as the competitive environment, economic performance in Canada, the Company’s earnings and free cash flow, the Company’s levels of capital expenditures and spectrum licence purchases, acquisitions, the management of the Company’s capital structure, regulatory decisions and developments, and business continuity events. Quarterly dividend decisions are subject to assessment and determination by the Company’s Board of Directors based on the Company’s financial position and outlook. Common Shares may be purchased under a normal course issuer bid (“NCIB”) if and when the Company implements one and if the Company considers it opportunistic, based on the Company’s financial position and outlook, and the market price of TELUS Common Shares. There can be no assurance that the Company’s dividend growth program or that any NCIB will be implemented, maintained, unchanged and/or completed.
•	Taxation matters including: interpretation of complex domestic and foreign tax laws by the relevant tax authorities that may differ from the Company’s interpretations; the timing and character of income and deductions, such as tax depreciation and operating expenses; tax credits or other attributes; changes in tax laws, including tax rates; tax expenses being materially different than anticipated, including the taxability of income and deductibility of tax attributes; elimination of income tax deferrals through the use of different tax year-ends for operating partnerships and corporate partners; and changes to the interpretation of tax laws, including those resulting from changes to applicable accounting standards or the adoption of more aggressive auditing practices by tax authorities, tax reassessments or adverse court decisions impacting the tax payable by the Company.
•	Litigation and legal matters including: the Company’s ability to successfully respond to investigations and regulatory proceedings; the Company’s ability to defend against existing and potential claims and lawsuits (including intellectual property infringement claims and class actions based on consumer claims, data, privacy or security breaches and secondary market liability), or to negotiate and execute upon indemnity rights or other protections in respect of such claims and lawsuits; and the complexity of legal compliance in domestic and foreign jurisdictions, including compliance with competition, anti-bribery and foreign corrupt practices laws.

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•	Health, safety and the environment including: lost employee work time resulting from illness or injury; public concerns related to radio frequency emissions; environmental issues affecting the Company’s business, including climate-related risk (such as extreme weather events and other natural hazards), waste and waste recycling, risks relating to fuel systems on the Company’s properties, changing government and public expectations regarding environmental matters and the Company’s responses; and challenges associated with epidemics or pandemics, including the COVID-19 pandemic and the Company’s response to it, which may add to or accentuate these factors.
•	Economic growth and fluctuations including: the state of the economy in Canada, which may be influenced by economic and other developments outside of Canada, including potential outcomes of yet unknown policies and actions of foreign governments and the ongoing COVID-19 pandemic as well as public and private sector responses to the pandemic; expectations of future interest rates; inflation; unemployment levels; effects of fluctuating oil prices; effects of low business spending (such as reducing investments and cost structure); pension investment returns, funding and solvency discount rates; fluctuations in foreign exchange rates of the currencies in the regions in which the Company operates; sovereign credit ratings and effects on the cost of borrowing; the impact of tariffs on trade between Canada and the U.S.; and global implications of the trade dynamic between major world economies.

These risks are described in additional detail in the Company’s Management’s Discussion and Analysis of financial results for the year ended December 31, 2020 and Management’s Discussion and Analysis of financial results for the three-month period ended March 31, 2021. Those descriptions are incorporated by reference in this cautionary statement but are not intended to be a complete list of the risks that could affect the Company.

Many of these factors are beyond the Company’s control or its current expectations or knowledge. Additional risks and uncertainties that are not currently known to the Company or that it currently deems to be immaterial may also have a material adverse effect on its financial position, financial performance, cash flows, business or reputation. Except as otherwise indicated in this Prospectus and the documents incorporated by reference herein and therein, the forward-looking statements made herein do not reflect the potential impact of any non-recurring or special items or any mergers, acquisitions, dispositions or other business combinations or transactions that may be announced or that may occur after the date of this document.

Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements in this document describe the Company’s expectations and are based on its assumptions as at the date hereof and are subject to change after this date. Except as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements.

This cautionary statement qualifies all of the forward-looking statements in this Prospectus and the documents incorporated by reference herein and therein.

TELUS CORPORATION

TELUS was incorporated under the Company Act (British Columbia) (the “BC Company Act”) on October 26, 1998 under the name BCT.TELUS Communications Inc. (“BCT”). On January 31, 1999, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act among BCT, BC TELECOM Inc. (“BC TELECOM”) and the former Alberta based TELUS Corporation (“TC”), BCT acquired all of the shares of BC TELECOM and TC in exchange for common shares and non-voting shares of BCT, and BC TELECOM was dissolved. On May 3, 2000, BCT changed its name to TELUS Corporation and in February 2005, the Company transitioned under the Business Corporations Act (British Columbia), successor to the BC Company Act. On February 4, 2013, in accordance with the terms of a court-approved plan of arrangement under the Business Corporations Act (British Columbia), TELUS exchanged all of its issued and outstanding non-voting shares (the “Non-Voting Shares”) into Common Shares on a one-for-one basis. On April 16, 2013, TELUS subdivided its Common Shares on a two-for-one basis. On May 9, 2013, TELUS amended its Articles and Notice of Articles to eliminate the Non-Voting Shares from the authorized share structure of the Company, increase the maximum number of authorized Common Shares from 1,000,000,000 to 2,000,000,000, and incorporate certain “housekeeping” or administrative amendments. On February 13, 2020, TELUS announced that its Board of Directors approved a two-for-one subdivision of the outstanding Common Shares. On March 17, 2020, TELUS shareholders received one additional Common Share for each Common Share owned on the record date of March 13, 2020. TELUS maintains its registered office at 510 W. Georgia St., 7th Floor, Vancouver, British Columbia V6B 0M3 and its executive office at 510 W. Georgia St., 23rd Floor, Vancouver, British Columbia V6B 0M3.

TELUS is one of Canada’s largest telecommunications companies, providing a wide range of telecommunications services and products including wireless and wireline voice and data. Data services include: Internet protocol, television, hosting, managed information technology and cloud-based services, and certain healthcare solutions.

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USE OF PROCEEDS

Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds to be received by the Company from the issue and sale from time to time of Securities will be added to the general funds of the Company to be used to repay existing indebtedness of TELUS, to fund capital expenditures and for other general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

EARNINGS COVERAGE RATIOS

The following consolidated earnings coverage ratios have been calculated for the 12-month periods ended December 31, 2020 and March 31, 2021. The earnings coverage ratios refer to the ratios of (i) consolidated net income attributable to holders of Common Shares before borrowing costs and income taxes, and (ii) borrowing costs.

For the 12-month periods ended December 31, 2020 and March 31, 2021, the Company’s consolidated net income attributable to holders of Common Shares before borrowing costs and income taxes was $2,384 million and $2,357 million, respectively. Borrowing costs for the 12-month periods were $749 million and $749 million, respectively. The earnings coverage ratios for the 12-month periods ended December 31, 2020 and March 31, 2021 give pro forma effect to the issuance, repayment and redemption of all long-term debt of the Company since such dates (including the issuance on April 5, 2021 of $500 million aggregate principal amount of 4.10% Notes, Series CAE due April 5, 2051 (the “Series CAE Notes”) and the use of proceeds therefrom, including to fund the repayment upon maturity of the Series 3, 10.65% debentures of TELUS Communications Inc. (“TCI”)), as if it had occurred at the beginning of such 12-month period. The earnings coverage ratios set out below do not purport to be indicative of earnings coverage ratios for any future periods.

12-month period ended	December 31, 2020	March 31, 2021
Earnings coverage ratios	3.2 times	3.1 times

The information presented herein for the 12-month period ended March 31, 2021 is based on unaudited financial information.

PRIOR SALES

Pursuant to the Company’s various employee share option plans, during the 12-month period before the date of this Prospectus, the Company issued 623,862 Common Shares from the vesting of Performance Share Units at a weighted average price of $24.16 per share.

On May 21, 2020, the Company issued $400 million aggregate principal amount of 3.95% Notes, Series CAB due February 16, 2050 and $600 million aggregate principal amount of 2.35% Notes, Series CAC due January 27, 2028. On October 6, 2020, the Company issued $500 million aggregate principal amount of 2.05% Notes, Series CAD due October 7, 2030. On March 31, 2021, the Company issued 51,300,000 Common Shares for aggregate gross proceeds of approximately $1.3 billion. On April 5, 2021, the Company issued the Series CAE Notes.

MARKET PRICE AND TRADING VOLUME

The Common Shares are listed for trading on the TSX under the symbol “T” and the NYSE under the symbol “TU”. The following table sets forth the reported high and low closing sale prices and the aggregate volume of trading of the Common Shares on the TSX during the 12 months preceding the date of this Prospectus.

	Price Range
	High	Low	Volume
	($)	($)
2021
May 1-13	26.36	25.58	27,226,831
April	26.06	25.37	46,977,174
March	26.82	25.03	111,225,622
February	27.26	25.45	76,913,480
January	26.96	25.44	57,673,506

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	Price Range
	High	Low	Volume
	($)	($)
2020
December	25.99	24.97	51,327,158
November	25.24	22.54	55,105,176
October	24.26	22.65	43,519,446
September	24.60	23.26	46,525,880
August	24.49	23.83	36,921,178
July	23.88	22.33	42,316,728
June	25.38	22.36	64,043,826

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement may be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement will be described in any Prospectus Supplement filed in respect of such Debt Securities.

Debt Securities may be issued under an indenture dated May 22, 2001 (the “Canadian Trust Indenture”) between the Company and Montreal Trust Company of Canada (now Computershare Trust Company of Canada), as trustee (the “Canadian Trustee”), as supplemented by supplemental indentures applicable to specific Debt Securities (together with the Canadian Trust Indenture, the “Canadian Indenture”) or under an indenture dated September 19, 2016 (the “U.S. Trust Indenture”) between the Company, the Canadian Trustee and Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee” and together with the Canadian Trustee, the “Trustees”) as supplemented by supplemental indentures applicable to specific Debt Securities (together with the U.S. Trust Indenture, the “U.S. Indenture”). The following summary of certain provisions of the Canadian Indenture and the U.S. Indenture (together, the “Trust Indentures”) does not purport to be complete and is qualified in its entirety by reference to the applicable Trust Indenture and any applicable supplemental indentures. All capitalized terms are as defined in the applicable Trust Indenture (unless otherwise defined herein).

General

The Trust Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series. Specific terms and conditions which apply to such series will be set out in a supplement to the applicable Trust Indenture, and any supplement in respect of a series of Debt Securities may modify, limit or otherwise remove any terms, covenants, restrictions and/or conditions set forth in the Canadian Trust Indenture or U.S. Trust Indenture, as applicable. The Debt Securities will be direct, unconditional and, unless otherwise indicated in the relevant Prospectus Supplement, unsecured obligations of the Company. As of March 31, 2021, $12.7 billion principal amount of Debt Securities are outstanding under the Canadian Trust Indenture and US$2.4 billion principal amount of Debt Securities are outstanding under the U.S. Trust Indenture.

With respect to Debt Securities issued under the Canadian Trust Indenture, the Prospectus Supplement relating to the particular Debt Securities offered thereby will describe the terms of such Debt Securities, including, where applicable:

(i)	the designation, aggregate principal amount and denominations of such Debt Securities;
(ii)	the price at which such Debt Securities will be issued or whether such Debt Securities will be issued on a non-fixed price basis;
(iii)	the date or dates on which such Debt Securities will mature and the portion (if less than all of the principal amount) of such Debt Securities to be payable upon declaration of an acceleration of maturity;
(iv)	the currency or currencies in which such Debt Securities are being sold and in which the principal of (and premium, if any), and interest, if any, on, such Debt Securities will be payable, whether the holder of any such Debt Securities or the Company may elect the currency in which payments thereon are to be made and, if so, the manner of such election;

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(v)	whether the Debt Securities of such series are interest bearing and, in the case of interest bearing Debt Securities, the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any;
(vi)	the date from which interest on such Debt Securities, whether payable in cash, in kind, or in shares, will accrue, the date or dates on which such interest will be payable and the date on which payment of such interest will commence;
(vii)	the dates on which and the price or prices at which such Debt Securities will, pursuant to any required repayment provisions, or may, pursuant to any repurchase or redemption provisions, be repurchased, redeemed or repaid and the other terms and provisions of any such optional repurchase or redemption or required repayment;
(viii)	any special provisions for the payment of additional interest with respect to such Debt Securities;
(ix)	the general terms or provisions, if any, pursuant to which such Debt Securities are to be guaranteed or secured;
(x)	any exchange on which Debt Securities of a series will be listed;
(xi)	terms for any conversion or exchange into other securities;
(xii)	subordination terms, if any, of the Debt Securities of such series;
(xiii)	any special tax implications of or any special tax provision, or indemnities relating to Debt Securities of such series; and
(xiv)	any other terms of the Debt Securities of such series, including covenants and events of default which apply solely to a particular series of the Debt Securities being offered which do not apply generally to other Debt Securities, or any covenants or events of default generally applicable to the Debt Securities of such series which do not apply to a particular series of the Debt Securities.

With respect to Debt Securities issued under the U.S. Trust Indenture, the Prospectus Supplement relating to the particular Debt Securities offered thereby will describe the terms of such Debt Securities, including, where applicable:

(i)	the specific designation and the aggregate principal amount of the Debt Securities of such series;
(ii)	the extent and manner, if any, to which payment on or in respect of the Debt Securities of such series will be senior or will be subordinated to the prior payment of the Company’s other liabilities and obligations;
(iii)	the percentage or percentages of principal amount at which the Debt Securities of such series will be issued;
(iv)	the date or dates on which the principal of (and premium, if any, on) the Debt Securities of such series will be payable and the portion (if less than the principal amount) of the Debt Securities of such series to be payable upon a declaration of acceleration of maturity and/or the method by which such date or dates shall be determined or extended;
(v)	the rate or rates (whether fixed or variable) at which the Debt Securities of such series will bear interest, if any, and the date or dates from which such interest will accrue;
(vi)	the dates on which any interest will be payable and the regular record dates for the payment of interest on the Debt Securities of such series in registered form;
(vii)	the place or places where the principal of (and premium, if any, and interest, if any, on) the Debt Securities will be payable, and each office or agency where the Debt Securities of such series may be presented for registration of transfer or exchange;
(viii)	if other than U.S. dollars, the currency in which the Debt Securities of such series are denominated or in which currency payment of the principal of (and premium, if any, and interest, if any, on) such Debt Securities of such series will be payable;

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(ix)	whether the Debt Securities of such series will be issuable in the form of one or more global securities and, if so, the identity of the depositary for the global securities;
(x)	any mandatory or optional redemption or sinking fund provisions;
(xi)	the period or periods, if any, within which, the price or prices at which, the currency in which and the terms and conditions upon which the Debt Securities of such series may be redeemed or purchased by the Company;
(xii)	the terms and conditions, if any, upon which holders may redeem the Debt Securities of such series prior to maturity and the price or prices at which and the currency in which the Debt Securities of such series are payable;
(xiii)	any index used to determine the amount of payments of principal of (and premium, if any, or interest, if any, on) the Debt Securities of such series;
(xiv)	the terms, if any, on which the Debt Securities may be converted or exchanged for other of the Company’s Debt Securities or Debt Securities of other entities;
(xv)	any other terms of the Debt Securities of such series, including covenants and events of default which apply solely to a particular series of the Debt Securities being offered which do not apply generally to other Debt Securities, or any covenants or events of default generally applicable to the Debt Securities of such series which do not apply to a particular series of the Debt Securities;
(xvi)	if other than The Depository Trust Company, the person designated as the depositary for the Debt Securities of such series;
(xvii)	any applicable material Canadian and U.S. federal income tax consequences;
(xviii)	whether and under what circumstances the Company will pay Additional Amounts (defined below under “Additional Amounts”) on the Debt Securities of such series in respect of certain taxes (and the terms of any such payment) and, if so, whether the Company will have the option to redeem the Debt Securities of such series rather than pay the Additional Amounts (and the terms of any such option);
(xix)	whether the payment of the Debt Securities will be guaranteed by any other person; and
(xx)	if other than denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof, the denominations in which any securities of the series shall be issuable.

Unless otherwise indicated in the applicable Prospectus Supplement, the U.S. Trust Indenture does not afford holders of the Debt Securities the right to tender such Debt Securities to the Company in the event that the Company has a change in control.

Debt Securities issued under the U.S. Trust Indenture may be issued bearing no interest or at a discount below their stated principal amount. The Canadian and U.S. federal income tax consequences and other special considerations applicable to any such discounted Debt Securities or other Debt Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes will be described in the Prospectus Supplement relating to the Debt Securities.

Payment

Payment of principal of (and premium, if any on) Debt Securities will be made in the designated currency against surrender of such Debt Securities at the place or places specified in the applicable Prospectus Supplement. Payment of any instalment of interest on Debt Securities will be made to the Person (as defined under “– Certain Definitions” below) in whose name such Debt Security is registered at the close of business on the record date for such interest and may be made by electronic funds transfer.

Additional Amounts

All payments made by the Company under or with respect to the Debt Securities of each series issued under the U.S. Trust Indenture will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of

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Canada or of any province or territory thereof or therein or by any authority or agency thereof or therein having power to tax (collectively, “Taxes”) unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. For each series of Debt Securities, if the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to such series of Debt Securities, the Company will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each applicable holder of Debt Securities or beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount the applicable holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to:

•	any payment to a holder of Debt Securities or beneficial owner who is liable for such Taxes in respect of such Debt Security (1) by reason of such holder of Debt Securities or beneficial owner being a person with whom the Company is not dealing at arm’s length for the purposes of the Income Tax Act (Canada) (the “Tax Act”) or (2) by reason of the existence of any present or former connection between such holder of Debt Securities or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder of Debt Securities or beneficial owner, if such holder of Debt Securities or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and Canada or any province or territory thereof or therein or agency thereof or therein other than the mere acquisition, holding, use or ownership or deemed holding, use or ownership, or receiving payments or enforcing any rights in respect of such Debt Security as a non-resident or deemed non-resident of Canada or any province or territory thereof or therein or agency thereof or therein;
•	any payment to a holder of Debt Securities or beneficial owner who is a “specified shareholder” of the Company or who does not deal at arm’s length with a “specified shareholder” of the Company as defined in subsection 18(5) of the Tax Act;
•	any Debt Security presented for payment more than 30 days after the later of (1) the date on which such payment first becomes due or (2) if the full amount of the monies payable has not been paid to the holders of Debt Securities on or prior to such date, the date on which the full amount of such monies has been paid to the holders of Debt Securities, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such period of 30 days;
•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax;
•	any Taxes imposed as a result of the failure of a holder of Debt Securities or beneficial owner to comply with certification, identification, declaration or similar reporting requirements concerning the nationality, residence, identity or connection with Canada or any province or territory thereof or therein or agency thereof or therein of the holder of Debt Securities or beneficial owner of such Debt Security, if such compliance is required by statute or by regulation, as a precondition to the reduction of, or exemption from, such Taxes;
•	any Taxes which are payable otherwise than by withholding or deduction from any payment made under or with respect to the Debt Securities; or
•	any combination of the above items,

nor will such Additional Amounts be paid with respect to any payment on any Debt Security to a holder of Debt Securities or beneficial owner who is a fiduciary or partnership or other than the sole beneficial owner of such Debt Security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to receive a payment of such Additional Amounts had such beneficiary, settlor, member or beneficial owner received directly its beneficial or distributive share of such payment.

Where Tax is payable pursuant to Section 803 of the Income Tax Regulations by a holder of Debt Securities or beneficial owner of the Debt Securities in respect of any amount payable under the Debt Securities to the holder of Debt Securities (other than by reason of a transfer of the Debt Securities to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of the Tax Act), but no Additional Amount is paid in respect of such Tax, the Company will pay to the holder of Debt Securities an amount equal to such Tax within 45 days after receiving from the holder of Debt Securities a notice containing reasonable particulars of the Tax so payable, provided such holder of Debt Securities or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Debt Securities.

Whenever in the U.S. Trust Indenture or in any Debt Security there is mention, in any context, of the payment of principal of, or premium, interest or any other amount on any Debt Security, such mention shall be deemed to include mention

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of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligation to pay Additional Amounts will survive any termination or discharge of the U.S. Trust Indenture or the redemption, repayment or purchase of the Debt Securities.

Tax Redemption

The Debt Securities of each series issued under the U.S. Trust Indenture may be redeemed, in whole, but not in part, at the option of the Company at any time, on not fewer than 30 nor more than 60 days’ prior written notice, at 100% of the outstanding principal amount, together with accrued and unpaid interest thereon to the redemption date, in the event the Company delivers to the Trustees an opinion of independent Canadian tax counsel experienced in such matters to the effect that the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the applicable series of outstanding Debt Securities any Additional Amounts (as defined herein) as a result of a change in the laws (including any regulations promulgated thereunder) of Canada, or any province or territory thereof or therein or any agency thereof or therein having the power to tax, or any change in any official position regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the date of the original issuance of the applicable series of Debt Securities; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (not including substitution of the obligor under the applicable series of Debt Securities).

Negative Pledge

The Trust Indentures contain provisions to the effect that the Company will not, nor will it permit any Restricted Subsidiary (as defined under “– Certain Definitions” below) to, create or assume any Lien (as defined under “– Certain Definitions” below) (other than Permitted Liens (as defined herein)) upon any present or future Principal Property (as defined under “– Certain Definitions” below), or any Property (as defined under “– Certain Definitions” below), which, together with any other Property subject to Liens in the same transaction or a series of related transactions, would in the aggregate constitute a Principal Property, of the Company or any Restricted Subsidiary, to secure Indebtedness (as defined under “– Certain Definitions” below) of the Company or a Restricted Subsidiary (the “Negative Pledge”) unless the Debt Securities, other than Debt Securities which by their terms do not have the benefit of the Negative Pledge (together with, if the Company shall so determine, any other Indebtedness of the Company or any Restricted Subsidiary ranking at least equally with the Debt Securities then existing or thereafter created), shall be concurrently secured equally and ratably with (or prior to) such other Indebtedness so long as such Lien is outstanding.

The restrictions set forth above shall not apply to “Permitted Liens”, which are defined in the Trust Indentures to include:

(i)	with respect to any series of Debt Securities, Liens existing on the Closing Date (as defined under “– Certain Definitions” below) for such series;
(ii)	Liens on any Property of any Person existing at the time such Person becomes a Restricted Subsidiary, or at the time such Person amalgamates or merges with the Company or a Restricted Subsidiary, which Liens are not created in contemplation of such Person becoming a Restricted Subsidiary or effecting such amalgamation or merger;
(iii)	Liens on any Property, including any improvements from time to time on such property, existing at the time such Property is acquired by the Company or a Restricted Subsidiary, including any acquisition by means of amalgamation, consolidation or merger, or Liens to secure the payment of all or any part of the purchase price of such Property upon the acquisition of such Property by the Company or a Restricted Subsidiary or to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the later of the date of acquisition of such Property and the date such Property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred for the purpose of financing the cost to the Company or a Restricted Subsidiary of improvements to such acquired Property or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such Liens;
(iv)	Liens securing any Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

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(v)	Liens on Property of the Company or a Restricted Subsidiary securing indebtedness or other obligations issued by Canada or the United States of America or any province, state or any department, agency or instrumentality or political subdivision of Canada or the United States of America or any state, or by any other country or any political subdivision of any other country, for the purpose of financing all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings;
(vi)	Liens securing any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Permitted Lien pursuant to the Trust Indentures; provided, however, that such new Lien is limited to the Property which was subject to the prior Lien immediately before such extension, renewal or replacement, and provided, further, that the principal amount of Indebtedness secured by the prior Lien immediately prior to such extension, renewal or replacement is not increased;
(vii)	any other Liens not otherwise qualifying as a Permitted Lien provided that, at the applicable time, the aggregate principal amount of the Indebtedness secured by all such other Liens, when added to the Attributable Debt (as defined under “– Certain Definitions” below) determined at such time of the then outstanding Unrestricted Sale and Lease-Back Transactions (as defined under “–Limitation on Sale and Lease-Back Transactions” below) to which the Company or a Restricted Subsidiary is a party, does not exceed 15% of the then applicable Consolidated Net Tangible Assets (as defined under “– Certain Definitions” below);
(viii)	any interest or title of a lessor in the property subject to any capitalized lease or operating lease; and
(ix)	any other Liens identified in the Prospectus Supplement relating to the series of Debt Securities issued.

Limitation on Sale and Lease-Back Transactions

The Trust Indentures contain provisions to the effect that neither the Company nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (as defined under “– Certain Definitions” below), except for:

(i)	any Sale and Lease-Back Transaction constituting a Permitted Lien under the Trust Indentures (other than clause (vii) or (viii)) under “Negative Pledge” above;
(ii)	any Sale and Lease-Back Transaction that is not otherwise permitted under clause (i) above or (iii) below, and in respect of which the Company or such Restricted Subsidiary would be entitled, in the manner described under “Negative Pledge” above, to incur Indebtedness secured by a Lien on the applicable Property at least equal in amount to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the Debt Securities (any Sale and Lease-Back Transaction entered into in compliance with this clause (ii) being an “Unrestricted Sale and Lease-Back Transaction”); or
(iii)	any Sale and Lease-Back Transaction if the Company or such Restricted Subsidiary shall apply or cause to be applied, in the case of such sale or transfer for cash, an amount equal to the greater of the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction or the net proceeds of such Sale and Lease-Back Transaction and, in the case of such sale or transfer otherwise than for cash, an amount equal to the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction, to (a) the retirement (other than any mandatory retirement), within 180 days after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of the Company (which may but need not include any Debt Securities) ranking on a parity with, or prior to, such Debt Securities and owing to a Person other than the Company or any Affiliate (as defined under “– Certain Definitions” below) of the Company, or (b) the purchase, construction or improvement of real property or personal property used by the Company or its Restricted Subsidiaries in the ordinary course of business.

Modification of the Trust Indentures

With certain exceptions, the Trust Indentures, the rights and obligations of the Company and the rights of the holders of a particular series of Debt Securities may be modified by the Company with the consent of the holders of not less than a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting.

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Under the Canadian Trust Indenture, no such modification may be made which would: (i) reduce in any manner the amount of, or change the currency of payment of, or delay the time of any payments (whether of principal, premium, interest or otherwise); (ii) change the definition of or the manner of calculating amounts (including any change in the applicable rate or rates of interest) to which any holder is entitled; or (iii) reduce the above-stated percentage of Debt Securities of such series, in each case without the consent of the holder of each Debt Security of such series so affected or the consent of 100% of the principal amount of such the Debt Securities of such series voted at a duly constituted meeting.

Under the U.S. Trust Indenture, no such modification may be made which would: (i) change the stated maturity of the principal of (or premium, if any), or any installment of interest, if any, on any Debt Security; (ii) reduce the principal amount of (or premium, if any, or interest, if any, on) any Debt Security; (iii) reduce the amount of principal of a Debt Security payable upon acceleration of the maturity thereof; (iv) change the place of payment; (v) change the currency of payment of principal of (or premium, if any, or interest, if any, on) any Debt Security; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vii) reduce the percentage of principal amount of outstanding Debt Securities of such series, the consent of the holders of which is required for modification or amendment of the U.S. Trust Indenture or for waiver of compliance with certain provisions of the U.S. Trust Indenture or for waiver of certain defaults; or modify any provisions of the U.S. Trust Indenture relating to the modification and amendment of the U.S. Trust Indenture or the waiver of past defaults or covenants except as otherwise specified in the U.S. Trust Indenture, in each case without the consent of the holder of each Debt Security of such series so affected or the consent of 100% of the principal amount of such the Debt Securities of such series voted at a duly constituted meeting.

Events of Default

The Trust Indentures provide that an event of default with respect to any series of Debt Securities means any one of the following events (whatever the reason for such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any government authority):

(i)	a default in the payment by the Company of the principal of (or premium, if any, on) any Debt Securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, or in any obligation to repurchase Debt Securities of such series when required pursuant to the Indentures;
(ii)	a default in the payment by the Company of interest on any Debt Securities of such series when the same becomes due and payable, and such default continues for a period of 30 days;
(iii)	a default by the Company in the performance of or breach of any other covenant or agreement of the Company with respect to such series of Debt Securities and such default or breach continues for a period of 60 days after written notice to the Company by the applicable Trustee or the holders of at least 25% of the unpaid aggregate principal amount of the outstanding Debt Securities of such series;
(iv)	if any representation or warranty made by the Company in relation to a series of Debt Securities was incorrect in any material respect when made and, if it is capable of being corrected with reference to the presently existing facts and circumstances, such representation or warranty is not corrected within 60 days after written notice to the Company by the applicable Trustee or the holders of at least 25% of the unpaid aggregate principal amount of the outstanding Debt Securities of such series;
(v)	any failure by the Company or any Subsidiary to pay when due or within any applicable grace period, any payment of Indebtedness of the Company or any Subsidiary in an aggregate principal amount in excess of US$75 million (or its equivalent in any other currency or currencies), or any default occurs in respect of any Indebtedness of the Company or any Subsidiary in respect of any series of Debt Securities having an aggregate principal amount exceeding US$75 million (or its equivalent in any other currency or currencies) after the expiration of any applicable grace period, if such default has resulted in such Indebtedness in excess of such aggregate principal amount becoming due prior to its stated maturity;
(vi)	a distress, attachment, execution or other similar legal process for any amount exceeding US$75 million (or its equivalent in any other currency or currencies) is levied or enforced against any part of the Property of the Company or any Subsidiary and such distress, attachment, execution or similar legal process has not been paid out, satisfied or withdrawn within 60 days of the date of such levy or enforcement; or
(vii)	certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary.

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Under each of the Trust Indentures, the Company is required to file with the applicable Trustee an annual officers’ certificate as to the absence of certain defaults under the applicable Trust Indenture.

The Canadian Trust Indenture provides that if an event of default (other than an event of default specified in clause (vii) above in relation to the Company) shall occur and be continuing with respect to a series of Debt Securities issued thereunder, the Canadian Trustee may in its discretion and shall upon request of the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series declare the principal of, together with accrued interest on, all Debt Securities of such series to be due and payable. In certain cases, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may on behalf of the holders of all such Debt Securities waive any past default or event of default and rescind and annul any such declaration and its consequences.

The Canadian Trust Indenture further provides that if an event of default specified in clause (vii) above in relation to the Company occurs, the principal of and any accrued interest on the Debt Securities then outstanding shall become immediately due and payable; provided however that at any time after an automatic acceleration with respect to the Debt Securities has been made, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may, under certain circumstances, rescind and annul such acceleration and its consequences.

The Canadian Trust Indenture contains a provision entitling the Canadian Trustee, subject to its duty during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the Canadian Trust Indenture at the request of such holders. The Canadian Trust Indenture provides that no holder of Debt Securities of any series may pursue a remedy with respect to the Canadian Trust Indenture except in the case of failure of the applicable Canadian Trustee to act.

The U.S. Trust Indenture provides that if an event of default under the U.S. Trust Indenture occurs and is continuing with respect to any series of the Debt Securities issued thereunder, then and in every such case the Trustees or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such affected series may, subject to any subordination provisions thereof, declare the entire principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of such series and all accrued and unpaid interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to any series of the Debt Securities has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Debt Securities of that series, by written notice to the Company and the Trustees under certain circumstances, may rescind and annul such acceleration.

With respect to Debt Securities issued under the U.S. Trust Indenture, reference is made to the applicable Prospectus Supplement or supplements relating to each series of the Debt Securities which are original issue discount Debt Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of any event of default and the continuation thereof.

Defeasance

Defeasance of Certain Obligations under the Canadian Trust Indenture

If the supplement to the Canadian Trust Indenture so provides, the Company may elect, with respect to any series of Debt Securities, either to be (a) discharged from its obligations in respect of such Debt Securities, or (b) released from its obligations under positive and negative covenants (other than its covenant to maintain its existence and pay the principal, premium, interest and other amounts on such Debt Securities) and the occurrence of certain events will be deemed not to be or result in a default or event of default. Following such election, the Company will be so discharged or released, provided:

(i)	the Company has, at least 91 days prior to such discharge becoming effective, irrevocably deposited with the Canadian Trustee, as specific security pledged for, and dedicated solely to, the due payment and ultimate satisfaction of all of its obligations under the Canadian Trust Indenture with respect to the Debt Securities of the series affected, and free and clear of any Lien, (a) funds in the currency or currencies in which such Debt Securities are payable, and/or (b) an amount of direct obligations of, or obligations the payment of principal of and interest, if any, on which are fully guaranteed by, the government that issued the currency or currencies in which Debt Securities of such series are payable, and that are not subject to prepayment, redemption or call, as will together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient (in the case of such obligations, through the payment of interest and

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principal thereunder) to pay (x) the principal of (and premium, if any) and interest and other amounts on the outstanding Debt Securities of the particular series on their stated due dates or maturity, as the case may be, and (y) any mandatory prepayments on the day on which such prepayments are due and payable;
(ii)	the Company shall have delivered to the Canadian Trustee an opinion of counsel to the effect that the holders of the Debt Securities affected will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such defeasance in respect of the Company’s obligations and will be subject to Canadian federal income tax on the same basis as if such defeasance had not occurred;
(iii)	such defeasance will not result in a breach or violation of, or constitute a default under, the Canadian Trust Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;
(iv)	no event of default with respect to the Debt Securities of such series or event that, with notice or lapse of time, would become such an event of default shall have occurred and be continuing on the date of such deposit;
(v)	if the Debt Securities affected are listed on any stock exchange or securities exchange, the Company shall have delivered to the Canadian Trustee an opinion of counsel to the effect that such deposit and defeasance will not cause such Debt Securities to be delisted; and
(vi)	the Company shall have delivered to the Canadian Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been satisfied.

Defeasance of Certain Obligations under the U.S. Trust Indenture

The U.S. Trust Indenture provides that, at the Company’s option, the Company will be discharged from any and all obligations in respect of the outstanding Debt Securities of any series upon irrevocable deposit with the Trustees, in trust, of money and/or Government Obligations (as defined under “– Certain Definitions” below) which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered professional accountants (as evidenced by an officer’s certificate delivered to the Trustees) to pay the principal of (and premium, if any, and each instalment of interest, if any, and, to the extent applicable, any Additional Amounts on) the outstanding Debt Securities of such series (hereinafter in this section referred to as a “defeasance”) (except with respect to the authentication, transfer, exchange or replacement of the Debt Securities or the maintenance of a place of payment and certain other obligations set forth in the U.S. Trust Indenture). Such trust may only be established if among other things:

•	the Company has delivered to the Trustees an opinion of counsel in the United States stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of the U.S. Trust Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the outstanding Debt Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
•	the Company has delivered to the Trustees an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (or successor agency) to the effect that the holders of the outstanding Debt Securities of such series should not recognize income, gain or loss for Canadian federal or provincial income tax purposes as a result of such defeasance and should be subject to Canadian federal or provincial income tax on the same amounts, in the same manner and at the same times as would have been the case had such defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Debt Securities of such series include holders who are not resident in Canada);
•	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit;
•	the Company is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit or at any time during the period ending on the 91st day following such deposit; and
•	the Company shall have delivered to the Trustees an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been satisfied.

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The Company may exercise its defeasance option notwithstanding the Company’s prior exercise of its covenant defeasance option described in the following paragraph if the Company meets the conditions described in the preceding sentence at the time it exercises the defeasance option.

The U.S. Trust Indenture provides that, at the Company’s option, unless and until the Company has exercised its defeasance option described in the preceding paragraph, the Company may omit to comply with the “Negative Pledge” covenant, certain aspects of the “Amalgamation, Consolidation, Conveyance, Transfer or Lease” covenant and certain other covenants and such omission shall not be deemed to be an event of default under the U.S. Trust Indenture and the outstanding Debt Securities upon irrevocable deposit with the Trustees, in trust, of money and/or government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered professional accountants (as evidenced by an officer’s certificate delivered to the Trustees) to pay the principal of (and premium, if any, and each installment of interest, if any, and, to the extent applicable, any Additional Amounts on) the outstanding Debt Securities (hereinafter in this section referred to as “covenant defeasance”). If the Company exercises its covenant defeasance option, the obligations under the U.S. Trust Indenture other than with respect to such covenants and the events of default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:

•	the Company has delivered to the Trustees an opinion of counsel in the United States to the effect that the holders of the outstanding Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
•	the Company has delivered to the Trustees an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding Debt Securities should not recognize income, gain or loss for Canadian federal or provincial income or other tax purposes as a result of such covenant defeasance and should be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such covenant defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Debt Securities include holders who are not resident in Canada);
•	no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; and
•	the Company is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit or at any time during the period ending on the 91st day following such deposit.

Other Defeasance Arrangements

If so described in the Prospectus Supplement related to Debt Securities of a specific series, the Company may enter into certain other arrangements providing for the due payment and ultimate satisfaction of its obligations with respect to such series of Debt Securities by the deposit with the applicable Trustee of funds or obligations of the type referred to under “– Defeasance of Certain Obligations” under the Canadian Trust Indenture” and “– Defeasance of Certain Obligations under the U.S. Trust Indenture” above, as applicable. The Prospectus Supplement will more fully describe the provisions, if any, relating thereto.

Amalgamation, Consolidation, Conveyance, Transfer or Lease

The Trust Indentures provide that the Company will not consolidate, merge or amalgamate with any other Person or effect any conveyance, sale, transfer or lease of its Property substantially as an entirety, unless, in such case:

(i)	the Person formed by such consolidation or amalgamation or with which the Company is merged (or the Person that leases or that acquires by conveyance, sale or transfer the Property of the Company substantially as an entirety) (such Person being referred to as the “Successor Corporation”) is a corporation organized and validly existing under the laws of Canada or any province thereof;
(ii)	the Successor Corporation shall expressly, by supplemental indenture, assume and become bound by the obligations of the Company under the terms of the Canadian Indenture or U.S. Indenture, as applicable;
(iii)	after giving effect to such transaction no default or event of default is or will be occurring under the applicable Trust Indenture or in respect of the Debt Securities of any series issued pursuant to the applicable Trust Indenture; and

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(iv)	the Company delivers to the Trustees an officer’s certificate and opinion of counsel confirming that the foregoing conditions have been met.

Governing Law

The Canadian Trust Indenture is governed by, and construed in accordance with, the laws of the Province of Ontario and the U.S. Trust Indenture is governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

(i)	“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
(ii)	“Attributable Debt” shall mean, in respect of a Sale and Lease-Back Transaction, at the time of determination, the Capital Lease Obligations under the Capital Lease resulting from such Sale and Lease-Back Transaction as reflected on the consolidated balance sheet of the Company. Attributable Debt may be reduced by the present value of the rental obligations, calculated on the same basis that any sublessee has for all or part of the same property.
(iii)	“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with Canadian generally accepted accounting principles consistently applied.
(iv)	“Capital Lease Obligations” means indebtedness represented by obligations under a Capital Lease. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with Canadian generally accepted accounting principles consistently applied.
(v)	“Closing Date” means the date on which the Debt Securities are issued.
(vi)	“Consolidated Net Tangible Assets” means the consolidated total assets of TELUS and its Subsidiaries as reflected in TELUS’ most recent consolidated balance sheet preceding the date of determination prepared in accordance with Canadian generally accepted accounting principles consistently applied, less (a) current liabilities, excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt and Capital Lease Obligations, and (b) goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits, licenses and the subscriber base.
(vii)	“Currency” means any currency or currencies or composite currency issued by the government of one or more countries or by any recognized confederation or association of such governments.
(viii)	“Government Obligations” means, unless otherwise specified with respect to any series of Securities pursuant to the U.S. Trust Indenture, securities which are (i) direct obligations of the government which issued the Currency in which the Securities of a particular series are payable or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the government which issued the Currency in which the Securities of such series are payable, the payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of such government payable in such Currency and are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation evidenced by such depository receipt.
(ix)	“Indebtedness” means, with respect to any Person, (without duplication) (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation arising in connection with the acquisition of any businesses, properties or assets of any kind, other than a trade payable or a current liability arising in the ordinary course of business), or (3) for the payment of Capital Lease Obligations; (b)

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any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above; and (d) in the case of any Restricted Subsidiary, the aggregate amount at which any preference shares of such Restricted Subsidiary are redeemable or retractable at the option of the holder (excluding any such preference shares that are owned by the Company or any Restricted Subsidiary).
(x)	“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance or preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 90 days).
(xi)	“Person” means any natural person, corporation, firm, partnership, joint venture or other unincorporated association, trust, government or governmental authority and pronouns have a similar extended meaning.
(xii)	“Principal Property” means at any time any Property which has a fair market value or a book value in excess of US$5 million (or its equivalent in any other currency or currencies).
(xiii)	“Property” means any asset, revenue or any other property or property right or interest, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.
(xiv)	“Restricted Subsidiary” means (a) TCI, (b) TELUS International, and (c) at any time any other Subsidiary of TELUS, if at the end of the most recent fiscal quarter for which the Company has issued its financial statements, the total assets of such Subsidiary exceeds 10% of the consolidated assets of TELUS and its Subsidiaries, determined in accordance with Canadian generally accepted accounting principles consistently applied, provided that Restricted Subsidiary shall not include any Subsidiary that is principally engaged in the wireless business or TELUS Quebec Inc.
(xv)	“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Company or any Restricted Subsidiary sells or transfers any Principal Property, or any Property which together with any other Property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property, of the Company or such Restricted Subsidiary to any Person and leases back such Principal Property (or other Properties) by way of a Capital Lease Obligation but does not include (a) any Sale and Lease-Back Transaction between the Company and its Restricted Subsidiaries or between Restricted Subsidiaries, or (b) any Sale and Lease-Back Transaction where the term of the lease back is less than three years.
(xvi)	“Securities” means unsecured debentures, notes or other evidences of indebtedness issued under the U.S. Trust Indenture.
(xvii)	“Subsidiary” means any company or other business entity which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such company or other business entity (whether or not capital stock or other ownership interest or any other class or classes shall or might have voting power upon the occurrence of any contingency).

DESCRIPTION OF SHARE CAPITAL

General

The following sets forth the terms and provisions of the existing capital of the Company. The particular terms and provisions of the Equity Securities offered by a Prospectus Supplement and the extent to which these general terms and provisions apply will be described in such Prospectus Supplement. The Company is authorized under its Notice of Articles to issue up to 1,000,000,000 shares of each class of first preferred shares (the “First Preferred Shares”), second preferred shares (the “Second Preferred Shares”) and up to 4,000,000,000 Common Shares. Certain of the rights and attributes of each class are described below.

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First Preferred Shares

Shares Issuable in Series

The First Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the First Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Second Preferred Shares and the Common Shares and over any other shares ranking junior to the First Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the First Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the First Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the First Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the First Preferred Shares duly called for that purpose.

Second Preferred Shares

Shares Issuable in Series

The Second Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the Second Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the First Preferred Shares, be entitled to a preference over the Common Shares and over any other shares ranking junior to the Second Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the Second Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the Second Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the Second Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Second Preferred Shares duly called for that purpose.

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Common Shares

Priority

The holders of Common Shares shall be entitled to participate equally with each other as to dividends and the Company shall pay dividends thereon, as and when declared by the Board of Directors of the Company out of monies properly applicable to the payment of dividends, in amounts per share and at the same time on all such Common Shares at the time outstanding as the Board of Directors of the Company may from time to time determine. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the Common Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution or winding-up or distribution, shall be paid and distributed equally, share for share, to the holders of the Common Shares, without preference or distinction.

Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares of the Company or any other series of shares of such other class of shares) and to vote at all such general meetings with each holder of Common Shares being entitled to one vote per Common Share held at all such meetings.

Ownership and Voting Restrictions

Non-Canadian persons shall not beneficially own or control, otherwise than by way of security only, in the aggregate more than the Restricted Percentage (as defined below) of the issued and outstanding voting shares of the Company (the “non-Canadian share constraint”). The Restricted Percentage is the maximum percentage of the issued and outstanding voting shares of the Company that may be beneficially owned or controlled, otherwise than by way of security only, by non-Canadian persons without rendering any subsidiary of the Company ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act.

The power of the Company to issue any voting shares and to restrict the right of any holder of voting shares of the Company to transfer or vote such voting shares is as provided in the Telecommunications Regulations, the Broadcasting Direction and the Radiocommunication Regulations, as amended from time to time (collectively, the “Applicable Regulations”) or in the articles of the Company. The Company has the power to suspend voting rights, to refuse the transfer of shares, to redeem or purchase, or to sell or to require the sale of voting shares of the Company as provided in the Applicable Regulations or the articles of the Company, for the purpose of ensuring that any subsidiary of the Company is not ineligible to operate as a telecommunications common carrier pursuant to the Telecommunications Act, or to be granted a licence under the Broadcasting Act or the Radiocommunication Act.

In addition to declarations which may be requested by the Company pursuant to the Applicable Regulations, the Company may request that a person who: (1) is or proposes to be a registered holder of voting shares of the Company; (2) holds or proposes to hold or is believed by the Company to hold voting shares of the Company on behalf of another person, other than as a registered holder; (3) subscribes for voting shares of the Company; (4) requests registration of a transfer of voting shares of the Company; (5) requests a change in registration of voting shares of the Company; or (6) elects to convert or exchange any securities into or for voting shares of the Company, file a declaration with the Company or its transfer agent within the time limit prescribed in the request. The person to whom a request is made pursuant to the articles of the Company shall submit the declaration in a form authorized by the Company, and shall contain the information requested by the Company to enable the Company to determine whether the non-Canadian share constraint is being or may be contravened.

Notwithstanding any other provision of the articles of the Company or the rules or operating procedures established pursuant to the articles of the Company, a contravention of the non-Canadian share constraint shall have no consequences except those that are expressly provided for in the articles of the Company or the Applicable Regulations. For greater certainty but without limiting the generality of the foregoing: (1) no transfer, issue or ownership of, and no title to, voting shares of the Company; (2) no resolution of shareholders (except to the extent that the result thereof is affected as a result of a determination pursuant to the Applicable Regulations to suspend the voting rights of any voting shareholders); and (3) no act of the Company, including any transfer of property to or by the Company, shall be invalid or otherwise affected by any contravention of the non-Canadian share constraint or the failure to make the adjustment in voting as may be required or permitted pursuant to the Applicable Regulations.

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In administering the ownership restriction provisions of the articles of the Company and the Applicable Regulations, including, without limitation, in making any directors’ determination, the Company and any of its directors, officers, employees and agents may rely on, among other things, the Company’s central securities register.

The ownership restriction provisions of the articles of the Company shall cease to be binding on the Company and its shareholders upon the repeal of the Applicable Regulations, and shall cease to be applicable and binding to the extent permitted by all of the Telecommunications Act, the Radiocommunication Act and the Broadcasting Act, from time to time.

TELUS Shareholder Rights Plan

TELUS first adopted a shareholder rights plan in March 2000. In May 2010, the holders of the Common Shares and Non-Voting Shares ratified a substantially similar shareholder rights plan. On May 9, 2013, the holders of the Common Shares approved the amendment of, and reconfirmation of, the shareholder rights plan (the “Rights Plan”), which among other things, reflects the elimination of the Non-Voting Share class from TELUS’ authorized share structure, and at the annual general meeting held on May 5, 2016, the holders of the Common Shares approved the reconfirmation of the Rights Plan. Under the Rights Plan, TELUS issued one right (a “Right”) in respect of each Common Share outstanding as at such date. On May 9, 2019, the holders of the Common Shares ratified and confirmed a new shareholder rights plan (the “New Rights Plan”). The terms of the New Rights Plan are substantially similar to the terms of the Rights Plan and rights plans adopted recently by other Canadian issuers. The primary substantive differences between the New Rights Plan and the Rights Plan are to reflect changes to the take-over bid regime that were adopted in 2016 by the Canadian Securities Administrators, including to amend the definition of a Permitted Bid to provide that it must be outstanding for a minimum period of 105 days or such shorter period (determined in accordance with specific provisions of Canadian securities laws) that a take-over bid must remain open for deposits of securities. The New Rights Plan has a term of nine years subject to approval of its continuance by the shareholders of the Company at the annual meetings of the Company in 2022 and 2025. The Rights will separate from the Common Shares and will be exercisable ten trading days after a person has acquired, or commences to acquire, 20% or more of the Common Shares, other than by acquisition pursuant to a takeover bid permitted by the New Rights Plan (a “Permitted Bid”). The acquisition by any person (an “Acquiring Person”) of more than 20% of the Voting Shares (as defined in the New Rights Plan), other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten trading days after the occurrence of the Flip-in Event, each Right (other than those held by the Acquiring Person), will permit the purchase of Common Shares at a significant discount in accordance with the terms of the New Rights Plan.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of Equity Securities (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with Equity Securities or Debt Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Original purchasers of Equity Warrants or Debt Warrants (if offered separately) will be granted a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Equity Warrant or Debt Warrant. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on the original purchase of the Warrants, the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

In an offering of Warrants, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the Warrant is offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser

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pays additional amounts upon conversion, exchange or exercise of the security, those amounts many not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages and consult with a legal adviser.

Equity Warrants

The particular terms of each issue of Equity Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(i)	the designation and aggregate number of Equity Warrants;
(ii)	the price at which the Equity Warrants will be offered;
(iii)	the currency or currencies in which the Equity Warrants will be offered;
(iv)	the designation and terms of the Equity Securities purchasable upon exercise of the Equity Warrants;
(v)	the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;
(vi)	the number of Equity Securities that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Equity Warrant;
(vii)	the designation and terms of any securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each security;
(viii)	the date or dates, if any, on or after which the Equity Warrants and the related securities will be transferable separately;
(ix)	whether the Equity Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions;
(x)	material United States and Canadian tax consequences of owning the Equity Warrants; and
(xi)	any other material terms or conditions of the Equity Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(i)	the designation and aggregate number of Debt Warrants;
(ii)	the price at which the Debt Warrants will be offered;
(iii)	the currency or currencies in which the Debt Warrants will be offered;
(iv)	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;
(v)	the designation and terms of any securities with which the Debt Warrants will be offered, if any, and the number of the Debt Warrants that will be offered with each security;
(vi)	the date or dates, if any, on or after which the Debt Warrants and the related securities will be transferable separately;
(vii)	the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each Debt Warrant;

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(viii)	the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;
(ix)	the minimum or maximum amount of Debt Warrants that may be exercised at any one time;
(x)	whether the Debt Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;
(xi)	material United States and Canadian tax consequences of owning the Debt Warrants; and
(xii)	any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS
AND SHARE PURCHASE OR EQUITY UNITS

The Company may issue share purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of Equity Securities, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per Equity Security and the number of Equity Securities may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract and Debt Securities or obligations of third parties (including U.S. treasury securities) (the “Share Purchase or Equity Units”), and may or may not serve as collateral for a holder’s obligations. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts or Share Purchase or Equity Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts or Share Purchase or Equity Units. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase or Equity Units and the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

Original purchasers of Share Purchase Contracts or Share Purchase or Equity Units will be granted a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Share Purchase Contract or Share Purchase or Equity Unit. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on the original purchase of the Share Purchase Contracts or Share Purchase or Equity Units, the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

In an offering of Share Purchase Contracts or Share Purchase or Equity Units, investors are cautioned that the statutory right of action for damages for a misrepresentation contained in the prospectus is limited, in certain provincial securities legislation, to the price at which the Share Purchase Contracts or Share Purchase or Equity Units are offered to the public under the prospectus offering. This means that, under the securities legislation of certain provinces, if the purchaser pays additional amounts upon conversion, exchange or exercise of the security, those amounts many not be recoverable under the statutory right of action for damages that applies in those provinces. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages and consult with a legal adviser.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

TELUS may issue Subscription Receipts that entitle the holder to receive upon satisfaction of certain release conditions, and for no additional consideration, Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share

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Purchase or Equity Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, and Subscription Receipts sold with other Securities may be attached to or separate from the other Securities.

The Subscription Receipts will be issued under one or more subscription receipt agreements that TELUS will enter into with one or more escrow agents. If underwriters or agents are involved in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the subscription receipt agreement governing those Subscription Receipts. The relevant subscription receipt agreement will establish the terms of the Subscription Receipts. Under the subscription receipt agreement, original purchasers of Subscription Receipts will be granted a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Subscription Receipts. The contractual right of rescission will entitle such original purchasers to receive, in addition to the amount paid on the original purchase of the Subscription Receipts, the amount paid for the Subscription Receipts, upon surrender of the underlying securities gained thereby, in the event that this Prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this Prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

The particular terms and provisions of any Subscription Receipts offered by TELUS, and the extent to which the general terms and provisions described in this section apply to those Subscription Receipts, will be set out in the applicable Prospectus Supplement. All such terms will comply with any applicable requirements of the TSX relating to Subscription Receipts. The Prospectus Supplement will include some or all of the following:

(i)	the number of Subscription Receipts offered;
(ii)	the price at which the Subscription Receipts will be offered;
(iii)	the designation, number and terms, as applicable, of the Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the anti-dilution provisions that will result in the adjustment of those numbers;
(iv)	the release conditions that must be met in order for holders of Subscription Receipts to receive for no additional consideration, Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units, as applicable;
(v)	the procedure for the issuance and delivery of Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units, as applicable, to holders of Subscription Receipts upon satisfaction of the release conditions;
(vi)	whether any payments will be made to holders of Subscription Receipts upon delivery of the Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units, as applicable, upon satisfaction of the release conditions;
(vii)	the terms and conditions under which the escrow agent will hold in escrow all or a portion of the proceeds from the sale of the Subscription Receipts together with any interest income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the release conditions;
(viii)	the terms and conditions under which the escrow agent will hold the Debt Securities, Equity Securities, Warrants, Share Purchase Contracts or Share Purchase or Equity Units, as applicable, pending the satisfaction of the release conditions;
(ix)	the terms and conditions under which the escrow agent will release all or a portion of the Escrowed Funds to TELUS upon satisfaction of the release conditions;
(x)	if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the escrow agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

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(xi)	procedures for the refund by the escrow agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the release conditions are not satisfied;
(xii)	any entitlement of TELUS to purchase the Subscription Receipts in the open market by private agreement or otherwise;
(xiii)	whether TELUS will issue the Subscription Receipts as global securities and, if so, who the depository will be;
(xiv)	provisions as to modification, amendment or variation of the subscription receipt agreement or any rights or terms attaching to the Subscription Receipts;
(xv)	material Canadian tax consequences of owning Subscription Receipts; and
(xvi)	any other material terms, preferences, rights or limitations of, or restrictions on, the Subscription Receipts.

DENOMINATIONS, REGISTRATION AND TRANSFER

The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of Debt Securities pursuant to the provisions of the applicable Trust Indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the Person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry only securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

RISK FACTORS

Prospective investors in the Securities should consider carefully the matters set forth in the section entitled “Risks and risk management” in Management’s Discussion and Analysis of financial results in respect of the Company’s most recent annual financial statements and in Management’s Discussion and Analysis of financial results in respect of the Company’s interim financial statements filed thereafter, each of which is deemed to be incorporated by reference in this Prospectus.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities. The sale of Common Shares may be effected from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be “at-the-market distributions”, including sales made directly on the TSX or NYSE or other existing trading markets for the Common Shares, and as set forth in a Prospectus Supplement for such purpose.

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The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, except in connection with an “at-the-market distribution” or as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters or agents may, subject to applicable law, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. No underwriter of an “at-the-market distribution”, and no person or company acting jointly or in concert with an underwriter, may, in connection with any such distribution, enter into any transaction that is intended to stabilize or maintain the market price of the securities or securities of the same class as the securities distributed under this Prospectus, including selling an aggregate number or principal amount of securities that would result in the underwriter creating an over-allocation position in the securities.

LEGAL MATTERS

Certain legal matters in connection with any offering hereunder will be passed upon on behalf of TELUS by Norton Rose Fulbright Canada LLP, of Toronto, Ontario and by Paul, Weiss, Rifkind, Wharton & Garrison LLP, of New York, New York.

EXPERTS

The auditor for the Company is Deloitte LLP, Independent Registered Public Accounting Firm, Vancouver, British Columbia. Deloitte LLP is independent with respect to the Company within the meaning of the rules of professional conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of Deloitte LLP; powers of attorney from directors and officers of the Company; the Canadian Indenture; the U.S. Indenture; and the statement of eligibility of the U.S. Trustee on Form T-1. The Form F-X of the Company and the Form F-X of Computershare Trust Company of Canada have also separately been filed with the SEC.

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PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification

Sections 160 to 163 of the Business Corporations Act (British Columbia) (successor to the Company Act (British Columbia)) provide as follows:

160       Subject to section 163, a company may do one or both of the following:

(a)       indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)       after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

161       Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)       has not been reimbursed for those expenses, and

(b)       is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

162 (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

(2)       A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

163 (1) A company must not indemnify an eligible party under section 160(a) or pay the expenses of an eligible party under section 160(b), 161 or 162 if any of the following circumstances apply:

(a)       if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)       if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)       if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)       in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

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(2)       If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)       indemnify the eligible party under section 160(a) in respect of the proceeding;

(b)       pay the expenses of the eligible party under section 160(b), 161 or 162 in respect of the proceeding.

Article 20 of the Articles of the Registrant provides as follows:

20.1       Mandatory Indemnification of Eligible Parties

Subject to the Business Corporations Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must indemnify and pay expenses in advance of the final disposition of an eligible proceeding in accordance with, and to the fullest extent and in all circumstances permitted by, the Business Corporations Act.

20.2       Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

20.3       Non-Compliance with Business Corporations Act

The failure of an eligible party or any other person to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

20.4       Company May Purchase Insurance

Subject to the limitations contained in the Business Corporations Act, the Company may purchase and maintain insurance for the benefit of any person referred to in this Article 20.

To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains Directors’ & Officers’ Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The exhibits listed in the exhibit index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Concurrently with the filing of this Registration Statement on Form F-10, Computershare Trust Company of Canada, as a trustee under the indentures relating to the securities registered hereby, shall file with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant or Computershare Trust Company of Canada will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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EXHIBIT INDEX

Exhibit No.	Description
4.1**	Annual Information Form of the Company, dated February 11, 2021 (incorporated by reference to Exhibit 99.3 to the Company’s Form 40-F filed on February 11, 2021).
4.2**	Audited Consolidated Financial Statements of the Company, including the notes thereto, as at and for the years ended December 31, 2020 and 2019, together with the report of the independent registered public accounting firm thereon dated February 11, 2021 (incorporated by reference to Exhibit 99.4 to the Company’s Form 40-F filed on February 11, 2021).
4.3**	Management’s Discussion and Analysis of the Company for the year ended December 31, 2020 (incorporated by reference to Exhibit 99.4 to the Company’s Form 40-F filed on February 11, 2021).
4.4**	Information Circular of the Company, dated as of March 10, 2021, prepared in connection with the Company’s annual general meeting held on May 7, 2021 (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K filed on April 1, 2021).
4.5**	Unaudited Condensed Interim Consolidated Financial Statements of the Company, including the notes thereto, as at and for the three-months ended March 31, 2021 (incorporated by reference to Exhibit 99. 1 to the Company’s Form 6-K filed on May 7, 2021).
5.1*	Consent of Deloitte LLP.
6.1*	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10).
7.1**	Form of Canadian Indenture between the Company and Computershare Trust Company of Canada (as successor to Montreal Trust Company of Canada) (incorporated by reference to the Company's Form F-10/A filed on May 22, 2001).
7.2**	Indenture, dated as of September 19, 2016 among the Company, Computershare Trust Company, N.A., as U.S. Trustee, and Computershare Trust Company of Canada, as Canadian Trustee (incorporated by reference to Exhibit 99.1 to the Company’s Form 6-K filed on September 19, 2016).
7.3*	Statement of Eligibility under the Trust Indenture Act of 1939 of Computershare Trust Company, N.A., as U.S. Trustee for the Indenture referenced at Exhibit 7.2 above.

_______________

*	Filed herewith.

**	Incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Country of Canada, on this 14th day of May, 2021.

TELUS CORPORATION

By:	/s/ Darren Entwistle
	Name:	Darren Entwistle
	Title:	President and Chief Executive Officer

By:	/s/ Doug French
	Name:	Doug French
	Title:	Executive Vice-President and Chief
Financial Officer

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POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers, directors, and Authorized Representative in the United States of TELUS Corporation hereby constitutes and appoints Darren Entwistle, Doug French and Andrea Wood or any of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this registration statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darren Entwistle	Director, President and Chief Executive Officer	May 14, 2021
Darren Entwistle	(Principal Executive Officer)

/s/ Doug French	Executive Vice-President and Chief Financial	May 14, 2021
Doug French	Officer (Principal Financial and Accounting Officer)

/s/ R.H. (Dick) Auchinleck	Chair	May 14, 2021
R.H. (Dick) Auchinleck

/s/ Raymond T. Chan	Director	May 14, 2021
Raymond T. Chan

/s/ Hazel Claxton	Director	May 14, 2021
Hazel Claxton

/s/ Lisa de Wilde	Director	May 14, 2021
Lisa de Wilde

/s/ Thomas E. Flynn	Director	May 14, 2021
Thomas E. Flynn

/s/ Mary Jo Haddad	Director	May 14, 2021
Mary Jo Haddad

/s/ Kathy Kinloch	Director	May 14, 2021
Kathy Kinloch

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Name	Title	Date

/s/ Christine Magee	Director	May 14, 2021
Christine Magee

/s/ John Manley	Director	May 14, 2021
John Manley

/s/ David Mowat	Director	May 14, 2021
David Mowat

/s/ Marc Parent	Director	May 14, 2021
Marc Parent

/s/ Denise Pickett	Director	May 14, 2021
Denise Pickett

/s/ W. Sean Willy	Director	May 14, 2021
W. Sean Willy

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TELUS Corporation in the United States, in the State of Delaware, Country of the United States of America, on this 14th day of May, 2021.

PUGLISI AND ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director

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